EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated December 6, 2011 with respect to the consolidated financial statements, schedule, and internal control over financial reporting, included in the Annual Report of J&J Snack Foods Corp. and Subsidiaries on Form 10-K for the fiscal year ended September 24, 2011.  We hereby consent to the incorporation by reference of said report in the Registration Statements of J&J Snack Foods Corp. and Subsidiaries on Form S-8 (File No. 333-111292, effective December 18, 2003, File No. 333-94795, effective January 18, 2000, File No. 333-03833, effective May 16, 1996).

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
December 6, 2011